Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

October 30, 2025

Mach Natural Resources LP

14201 Wireless Way, Suite 300

Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2025 under the Securities Act of 1933, as amended (the “Act”), by the Partnership. The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of up to 49,798,845 common units representing limited partner interests in the Partnership (the “Common Units”) to be sold by certain unitholders of the Partnership (the “Selling Unitholders”) .

In connection with the registration of the Common Units, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the limited partnership and organizational documents of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended by Amendment No. 1 dated as of June 13, 2024) and the Amended and Restated Limited Liability Company Agreement of Mach Natural Resources GP LLC, the general partner of the Partnership, (ii) minutes and records of the limited partnership proceedings of the Partnership with respect to the issuance of the Common Units and (iii) the Registration Statement and the exhibits thereto.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Partnership), and the due authorization, execution and delivery of all documents by the parties thereto (other than the Partnership). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and others.

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October 30, 2025

We have also assumed that:

(i) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Units are offered or sold as contemplated by the Registration Statement;

(ii) a prospectus supplement or prospectus supplements with respect to the Common Units shall have been filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Act and any exhibits necessary under the rules and regulations of the Commission shall have been filed with the Commission in an amendment to the Registration Statement or incorporated by reference into the Registration Statement pursuant to a Current Report on Form 8-K of the Partnership filed with the Commission and will comply with all applicable laws;; and

(iii) all Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, the appropriate prospectus supplement.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, with respect to the Common Units to be offered by the Selling Unitholders pursuant to the Registration Statement, such Common Units are validly issued and, under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the obligations of the Partnership, solely by reason of being limited partners of the Partnership.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware Act.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Common Units.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or the Delaware Act be changed by legislative action, judicial decision or otherwise.

October 30, 2025

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP